Exhibit 99.1

Liquidity Services, Inc Announces New Chief Information Officer, Eric C. Dean

WASHINGTON - October 17, 2007 — Liquidity Services, Inc. (LSI), a leading online auction marketplace for wholesale, surplus and salvage assets, today announced the appointment of Eric C. Dean to its executive management team as Chief Information Officer (CIO) of LSI and its subsidiaries.  Mr. Dean, 54, will lead LSI’s technology strategy and implementation in support of LSI’s continued growth. In this role, he will oversee LSI’s e-commerce platform, technology infrastructure and application development programs with a focus on meeting the business needs of LSI’s customers. Mr. Dean will also provide technical expertise and identify opportunities to drive efficiencies as LSI scales to a much larger enterprise.

Mr. Dean brings LSI over 28 years of experience in guiding the strategy, implementation and management of information technology processes in large scale, global enterprises and growth company environments, including roles as CIO of Schaller Anderson, Andersen Worldwide and UAL Corporation, parent company of United Airlines.

“Eric’s extensive knowledge and experience will play an integral role in LSI’s strategic direction, development and future growth,” said Bill Angrick, Chairman and CEO of LSI.  “As we continue to scale LSI’s online auction marketplace model organically and via acquisition, Eric’s proven track record of aligning technology with the business needs of a larger enterprise will contribute greatly to the success of LSI.”

Mr. Dean will succeed Benjamin R. Brown who, as previously indicated, is planning a sabbatical beginning January 1, 2008.

Prior to joining LSI, Mr. Dean served as Senior Vice President and CIO for Schaller Anderson, Inc.  In this role, he oversaw the company’s IT activities as well as major development initiatives to support Medicaid plans and processing within nine managed care organizations.  Mr. Dean also previously served as CIO for Andersen Worldwide, one of the world’s largest international professional services firms, overseeing a diverse staff of 1,000 employees in six countries.  During his time there, Mr. Dean revitalized Andersen’s technological structures, particularly with the implementation of the Internet into the company’s knowledge-sharing environment.

Mr. Dean also previously served as CIO of UAL Corporation where he directed IT aspects of acquisition screening and integration planning and oversaw development and implementation of a variety of systems, including airport information systems, customer data warehouses, and major enhancements to the company’s transactional website.

Mr. Dean has co-authored two publications about information technology and is a founding Chairman of the Liberty Alliance and the Arizona Health-e Connection Roadmap Technical Committee.  Mr. Dean holds a Bachelor of Science degree in Mathematics from Indiana University.

About Liquidity Services, Inc. (LQDT)
Liquidity Services, Inc. (NASDAQ:LQDT) and its subsidiaries enable corporations and government agencies to market and sell surplus assets and wholesale goods quickly and conveniently using online auction marketplaces and value-added services. The company is based in Washington, D.C. and has over 550 employees. Additional information can be found at: www.liquidityservicesinc.com.

Contact:

Julie Davis

202.558.6234

julie.davis@liquidityservicesinc.com